UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 24, 2017

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. HAMILTON AVENUE, SUITE 550

CAMPBELL, CA 95008

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Seth H. Z. Fischer as Chief Executive Officer and Director

On December 24, 2017, VIVUS, Inc., or the Company, and Seth H. Z. Fischer agreed that Mr. Fischer would depart from the role of Chief Executive Officer and resign from the board of directors of the Company, or the Board, effective December 31, 2017. According to a Confidential Separation, General Release and Post-Separation Consulting Agreement, or the Separation Agreement, effective December 31, 2017, Mr. Fischer will continue to serve as a strategic advisor to the Company for a one year period until December 31, 2018, during which time Mr. Fischer’s outstanding equity awards under the Company’s 2010 Equity Incentive Plan, or the Plan, shall continue to vest in accordance with their terms, subject to Mr. Fischer’s continued service to the Company on each applicable vesting date. Additionally, the Separation Agreement provides for the amendment of all outstanding stock options to purchase shares of the Company’s common stock under the Plan that are held by Mr. Fischer, such that the vested portion of each such stock option will be exercisable until the earlier of the expiration date specified in each stock option agreement or the date each such stock option is terminated in accordance with the Plan. Pursuant to the Separation Agreement, Mr. Fischer is entitled to receive: (a) twelve equal monthly payments of $60,083.34 beginning no later than January 31, 2018, which is the equivalent of Mr. Fischer’s 2017 base salary of $721,000.08, (b) twelve equal monthly payments of $48,066.67 beginning no later than January 31, 2018, which is the equivalent of 1/12th of Mr. Fischer’s 2017 target bonus of $576,800.04, and (c) a single lump sum cash payment of $576,800.04 no later than January 31, 2018, which is one hundred percent of Mr. Fischer’s 2017 target bonus.

Appointment of Thomas B. King as Interim Chief Executive Officer

Effective December 31, 2017, the Board appointed Thomas B. King, age 63, to serve as the interim Chief Executive Officer of the Company. Since May 24, 2017, Mr. King has served as a director of the Company. Mr. King has served as an independent biotechnology consultant since August 2016. Previously, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Alexza Pharmaceuticals, Inc., a publicly traded pharmaceutical company, from June 2003 to August 2016. From October 2015 to July 2016, Mr. King also served as Chief Financial Officer and Chief Accounting Officer of Alexza Pharmaceuticals, Inc. From September 2002 to April 2003, Mr. King served as President, Chief Executive Officer and a member of the board of directors of Cognetix, Inc., a privately held biopharmaceutical development stage company. From January 1994 to February 2001, Mr. King held various senior executive positions at Anesta Corporation, a publicly traded pharmaceutical company, including President and Chief Executive Officer from January 1997 to October 2000, and was a member of the board of directors until it was acquired by Cephalon, Inc., a publicly traded biopharmaceutical company. Mr. King currently serves on the board of directors of Faraday Pharmaceuticals, Inc., Satsuma Pharmaceuticals, Inc. and Concentric Analgesics, Inc., all privately held biotechnology companies. Mr. King also serves as a mentor at SPIRE Bioventures, a multi-disciplinary international consortium aiding biotechnology entrepreneurs, and as an Advisory Board Member of the University of Colorado BioFrontiers Institute. Mr. King received a B.A. in chemistry from McPherson College and an M.B.A. from the University of Kansas Graduate School of Business.

The Board intends to review and approve the compensation arrangements for Mr. King in an upcoming meeting of the Board. There were no arrangements or understandings between Mr. King and any other persons pursuant to which he was selected as an officer. There are no family relationships between Mr. King and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

On December 26, 2017, the Company issued a press release announcing (a) the departure of Mr. Fischer from the position of Chief Executive Officer and as a member of the Board and (b) the appointment of Mr. King as interim Chief Executive Officer. A copy of the press release is filed with this Current Report on Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release issued by VIVUS, Inc. dated December 26, 2017.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by VIVUS, Inc. dated December 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel

Date:  December 29, 2017